EXHIBIT 23.4

CONSENT OF DANIEL MILLERS

I, Daniel Millers, B. Eng.; MAuslMM (CP), Superintendent Long Term Planning of Coronado Curragh Pty Ltd, a wholly owned subsidiary of Coronado Global Resources Inc. (the “Company”), prepared Sections 1.1, 1.2, 1.5, 1.7 through to 1.10, 2 through to 5, 12.1, 13.1 and 14 through to 26 and reviewed all other sections of the technical report summary titled “Coronado Global Resources Inc. (“Coronado”) Statement of Coal Resources and Reserves for the Curragh Mine Complex in Accordance with the JORC Code and United States SEC Regulation S-K 1300 as of December 31, 2023 Bowen Basin Queensland, Australia,” dated February 15, 2024 (the “Technical Report Summary”), which is included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2023.

With respect to the portions of the Technical Report Summary that I prepared, I hereby consent to the incorporation by reference of the Technical Report Summary in the Company’s Registration Statement on Form S-8 (the “Registration Statement”).

I hereby further consent to the inclusion or incorporation by reference in the Registration Statement of references to my name (including status as an expert or qualified person (as defined in Item 1300 of Regulation S-K)) and the information derived from the portions of the Technical Report Summary that I prepared, including any quotation therefrom or summarization thereof.

August 20, 2024

/s/ Daniel Millers
Name: Daniel Millers

Coronado Curragh Pty Ltd ABN 90 009 362 565	Level 33, Central Plaza One, 345 Queen Street GPO Box 51 , Brisbane QLD 4000 T: +61 7 3031 7777 | F: +61 7 3229 7402